Exhibit 99.1



 WAUSAU PAPER REPORTS THIRD-QUARTER RESULTS, EXPANDED TIMBERLAND SALES PROGRAM


MOSINEE, WIS...OCTOBER 24, 2005...Wausau Paper (NYSE:WPP) today reported a net loss for the third quarter of $9.0 million, or $0.18 per diluted share, compared to net earnings of $8.1 million, or $0.16 per diluted share, last year. Net sales rose 9 percent to $285.6 million, and shipments increased 7 percent to 229,000 tons.

Third-quarter operating results included after-tax charges of $13.6 million, or $0.26 per diluted share, related to the previously announced closure of Printing & Writing's sulfite pulp mill in Brokaw, Wisconsin, and an after-tax gain of $0.7 million, or $0.01 per diluted share, from the sale of timberlands.

For the first nine months, the Company reported a net loss of $9.7 million, or $0.19 per diluted share, compared with net earnings of $15.3 million, or $0.29 per diluted share, during the same period in 2004. In addition to sulfite pulp mill closure charges of $0.38 per diluted share, results for the first nine months included losses of $0.15 per diluted share at the Brainerd, Minnesota, paper mill; a gain on the sale of timberlands of $0.02 per diluted share, and stock incentive credits of $0.03 per diluted share. Prior-year results included stock incentive charges of $0.02 per diluted share. Net sales increased 6 percent to $828.7 million and shipments increased 3 percent to 672,000 tons.

"Net sales and shipments increased to record levels in the third quarter despite soft demand in printing and specialty paper markets," said Thomas J. Howatt, president and CEO. "We continue to gain share in our target markets as recently introduced products - such as our new OptiServ (trademark) brand hands-free towel dispensing system - build in popularity with customers. Our progress in improving production efficiencies has been masked by sharply higher energy-related costs - most notably natural gas, transportation, and fuel oil. In total, the Company's energy-related costs increased the equivalent of $0.03 per diluted share in September compared with August, in large part because of the production and supply disruptions caused by Hurricane Katrina. In the third quarter, energy-related prices were approximately $0.06 per diluted share higher than last year."

Specialty Products reported third-quarter operating profits of $4.3 million, compared with $6.3 million last year. Current-quarter results included a $1.0 million gain from the sale of timberlands. Net sales increased 1 percent while shipments declined slightly. "Third-quarter revenues increased despite highly competitive specialty markets and a continued decline in paper mill packaging volumes," commented Mr. Howatt. "Sales mix improvements, productivity gains, and somewhat lower fiber prices only partially offset higher manufacturing costs, including energy and transportation."

Printing & Writing reported third-quarter operating losses of $23.1 million, compared with operating profits of $4.0 million last year. Net sales and shipments increased 13 percent and 16 percent, respectively. Third-quarter results included pre-tax pulp mill closure charges of $20.8 million, consisting primarily of non-cash charges related to accelerated depreciation of long-lived assets. Results also included operating losses of $2.8 million at Brainerd, equal to $1.8 million, or $0.04 per diluted share on an after-tax basis, and a $0.2 million gain from the sale of timberlands. "Market conditions remain very weak with uncoated freesheet demand down 4 percent from a year ago.
Chronically oversupplied markets continued to severely limit pricing leverage and our ability to pass through increased costs," Mr. Howatt stated. "Despite these conditions, Printing & Writing increased third-quarter sales and upgraded its sales mix with the introduction of Exact Ice (trademark) and Exact
Digital (trademark) brand products. We remain focused on improving the long-term profitability of this business and further penetrating attractive niche markets by leveraging our strong brands and broad manufacturing capabilities."

During the third quarter, Printing & Writing reduced production by approximately 5,000 tons, taking four days of downtime at Brainerd and nearly one month of downtime on a 50,000 ton-per-year paper machine at Brokaw, with the latter remaining temporarily idled. "These moves allow Printing & Writing to more closely match production capacity with current demand and optimize production efficiencies and distribution costs," said Mr. Howatt.

Towel & Tissue's third-quarter operating profits increased 37 percent to a record $10.8 million from $7.9 million last year. Net sales and shipments also reached record levels, increasing 19 percent and 9 percent, respectively. "We are pleased with the continued growth - both revenue and operating profit - achieved by our Towel & Tissue business," Mr. Howatt commented. "Selling price increases and product mix improvements are continuing to drive profitability, offsetting increased energy and transportation costs."

Commenting on the fourth quarter, Mr. Howatt said, "As we enter the seasonally slower fourth quarter, underlying business conditions remain strong for our Towel & Tissue business but particularly challenging in Specialty Products and Printing & Writing. Despite unsettled markets and significant cost pressures, we are actively pursuing our core strategies - product leadership, niche market focus, customer service, and operational excellence - to drive long-term success. In the short term, energy-related prices are expected to further pressure margins in the fourth quarter, increasing the equivalent of $0.10 per share compared with the third quarter. As a result, we expect near break-even results in the fourth quarter, excluding sulfite pulp mill charges and timberland sales gains."

Discussing the Company's timberland sales program, Mr. Howatt said, "Nearly one-third of the timberlands the Company holds would have been used for pulpwood at Brokaw's sulfite pulp mill. With the fourth-quarter closure of that facility those lands are no longer strategic to our operations. As a result, we are expanding our previously announced timberland divestiture program to 42,000 acres from 12,000 acres, generating estimated after-tax earnings of $29 million, or $0.57 per share, over the next three to four years."

Wausau Paper's third-quarter conference call is scheduled for 11:00 a.m. (EDT) on Tuesday, October 25, and can be accessed through the company's Web site at www.wausaupaper.com under "Investor Information." A replay of the webcast will be available at the same site through November 3.

Wausau Paper produces fine printing and writing papers, technical specialty papers, and "away-from-home" towel and tissue products. To learn more about Wausau products go to www.wausaupaper.com.

SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The matters discussed in this news release concerning the company 's future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at company facilities, and other risks and assumptions described in Item 1 of the company's Form 10-K for the year ended December 31, 2004. The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
                                    #  #  #

                               (tables follow)

                                 WAUSAU PAPER
               INTERIM REPORT - QUARTER ENDED SEPTEMBER 30, 2005

<CAPTION
(in thousands, except  share amounts)
CONDENSED CONSOLIDATED STATEMENTS                           Three Months           Nine Months
     OF OPERATIONS (UNAUDITED)                          Ended September 30,   Ended September 30,
                                                        2005         2004       2005         2004
Net sales                                            $285,624     $262,428    $828,656     $778,352
Cost of sales                                         277,482      229,983     780,533      691,073
     Gross profit                                       8,142       32,445      48,123       87,279
Selling & administrative expense                       19,108       17,158      55,011       55,796
Restructuring                                             226            0         403            0
     Operating (loss) profit                          (11,192)      15,287      (7,291)      31,483
Interest expense                                       (2,718)      (2,608)     (8,055)      (7,685)
Other income/(expense), net                               124          191         361          483
     (Loss) earnings before income taxes              (13,786)      12,870     (14,985)      24,281
(Credit) provision for income taxes                    (4,794)       4,762      (5,238)       8,984
     Net (loss) earnings                             $ (8,992)    $  8,108    $ (9,747)    $ 15,297

     Net (loss) earnings per share-basic             $  (0.18)    $   0.16    $  (0.19)    $   0.30
     Net (loss) earnings per share-diluted           $  (0.18)    $   0.16    $  (0.19)    $   0.29
     Weighted average shares outstanding-basic     51,369,000   51,681,000  51,548,000   51,654,000
     Weighted average shares outstanding-diluted   51,369,000   51,980,000  51,548,000   51,905,000

CONDENSED CONSOLIDATED BALANCE SHEETS (NOTE 1)           SEPTEMBER 30, December 31,
                                                             2005        2004
Current assets                                            $277,538    $287,292
Property, plant & equipment, net                           510,225     551,160
Other assets                                                46,278      43,782
     Total Assets                                         $834,041    $882,234
Current liabilities                                       $133,703    $147,750
Long-term debt                                             161,268     161,833
Other liabilities                                          205,297     215,559
Stockholders' equity                                       333,773     357,092
     Total Liabilities & Stockholders' Equity             $834,041    $882,234

CONDENSED CONSOLIDATED STATEMENTS                                Nine Months
     OF CASH FLOW (UNAUDITED)                                 Ended September 30,
                                                               2005        2004
Net cash provided by operating activities                 $   3,708    $ 47,102
Cash flows from investing activities:
     Capital expenditures                                   (26,606)    (16,579)
     Proceeds on property, plant & equipment disposals        1,490          43
Cash used in investing activities                           (25,116)    (16,536)
Cash flows from financing activities:
     Payments under capital lease obligation                    (76)        (83)
     Dividends paid                                         (13,162)    (13,166)
     Payments for purchase of company stock                  (4,983)          0
     Proceeds from stock option exercises                         0       1,413
Cash used in financing activities                           (18,221)    (11,836)
     Net (decrease) increase in cash & cash equivalents   $ (39,629)   $ 18,730

     Note 1. Balance sheet amounts at September 30, 2005, are unaudited. The December 31, 2004, amounts are derived from audited financial statements.

     Note 2.  Pulp Mill Closure
              In July 2005, the Company announced plans to permanently close the sulfite pulp mill at its Brokaw, Wisconsin, facility. The pulp mill closure is expected to be substantially completed by the end of 2005 and will result in the elimination of approximately 60 jobs, or 11 percent of the facility's workforce. The related long-lived assets will be abandoned. The cost of sales for the three months and nine months ended September 30, 2005, as reflected in the Condensed Consolidated Statements of Operations, include $20.6 million and $29.9 million, respectively, in pre-tax charges for accelerated depreciation and an adjustment of pulp mill inventory to net realizable value. Pre-tax restructuring expense related to certain assets disposed as a direct result of the closure and other associated costs were $0.2 million and $0.4 million for the three months and nine months ended September 30, 2005, respectively. Additional pre-tax closure charges of approximately $12.1 million are expected to be recognized over the next three quarters, with $11.5 million in the fourth quarter of 2005, and $0.6 million in the first half of 2006.

     Note 3.  Interim Segment Information
              The Company has reclassified certain prior-year interim segment information to conform to the 2005 presentation. The reclassification is the result of a reporting change, effective January 1, 2005, for two converting facilities from the Printing & Writing segment to the Specialty Products segment.

              The Company's operations are classified into three principal reportable segments: Specialty Products, Printing & Writing, and Towel & Tissue, each providing different products. Separate management of each segment is required because each business unit is subject to different marketing, production, and technology strategies.

              Specialty Products produces specialty papers at its manufacturing facilities in Rhinelander, Wisconsin; Mosinee, Wisconsin; and Jay, Maine. Specialty Products also includes two converting facilities that produce laminated roll wrap and related specialty finishing and packaging products. Printing & Writing produces a broad line of premium printing and writing grades at manufacturing facilities in Brokaw, Wisconsin; Groveton, New Hampshire; and Brainerd, Minnesota. Printing & Writing also includes a converting facility that converts printing and writing grades. Towel & Tissue produces a complete line of towel and tissue products that are marketed along with soap and dispensing systems for the "away-from-home market." Towel & Tissue operates a paper mill in Middletown, Ohio and a converting facility in Harrodsburg, Kentucky.

       Sales, operating profit, and asset information by segment is as follows:

       (in thousands, except ton data)                 SEPTEMBER 30,    December 31,
                                                            2005            2004
       Segment assets (Note 1)
          Specialty Products                              $337,423         $342,724
          Printing & Writing                               271,496          281,378
          Towel & Tissue                                   174,852          171,080
          Corporate & Unallocated*                          50,270           87,052
                                                          $834,041         $882,234

                                                                        Three Months          Nine Months
                                                                    Ended September 30,   Ended September 30,
                                                                      2005      2004       2005       2004
       Net sales external customers (unaudited)
          Specialty Products                                       $115,461  $114,580   $347,806   $347,245
          Printing & Writing                                        100,549    89,361    288,399    264,680
          Towel & Tissue                                             69,614    58,487    192,451    166,427
                                                                   $285,624  $262,428   $828,656   $778,352

       Operating (loss) profit (unaudited)
          Specialty Products                                       $  4,260   $ 6,330    $12,029    $16,073
          Printing & Writing                                        (23,103)    3,998    (40,772)     5,603
          Towel & Tissue                                             10,776     7,855     28,582     21,287
          Corporate & Eliminations                                   (3,125)   (2,896)    (7,130)   (11,480)
                                                                   $ 11,192) $ 15,287   $ (7,291)  $ 31,483

       Depreciation, depletion and amortization (unaudited)
          Specialty Products                                       $  6,164  $  6,240   $ 18,581   $ 18,824
          Printing & Writing                                         24,752     3,834     36,176     11,600
          Towel & Tissue                                              4,939     4,548     14,619     13,550
          Corporate & Unallocated                                       296       308        867        878
                                                                   $ 36,151  $ 14,930   $ 70,243   $ 44,852

       Tons sold (unaudited)
          Specialty Products                                        101,385   101,547    306,577    317,886
          Printing & Writing                                         84,194    72,287    244,765    218,380
          Towel & Tissue                                             43,196    39,459    120,749    113,592
                                                                    228,775   213,293    672,091    649,858

       *Segment assets do not include intersegment accounts receivable, cash, deferred tax assets and certain other assets which are not identifiable with the segments.


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